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                                   EXHIBIT 4.1

                          SECURITIES PURCHASE AGREEMENT

        SECURITIES PURCHASE AGREEMENT (the "AGREEMENT"), dated as of November 13, 1997, by and among Cell Genesys, Inc., a Delaware corporation, with headquarters located at 342 Lakeside Drive, Foster City, California 94404 (the "COMPANY"), and the investors listed on the Schedule of Buyers attached hereto (individually, a "BUYER" and collectively, the "BUYERS").

        WHEREAS:

        A. The Company and the Buyers are executing and delivering this Agreement in reliance upon the exemption from securities registration afforded by Rule 506 of Regulation D ("REGULATION D") as promulgated by the United States Securities and Exchange Commission (the "SEC") under the Securities Act of 1933, as amended (the "1933 ACT");

        B. The Company has authorized the following new series of its Preferred Stock, par value $0.001 per share (the "PREFERRED STOCK"): the Company's Series B Convertible Preferred Stock (the "PREFERRED SHARES"), which shall be convertible into shares of the Company's Common Stock, par value $0.001 per share (the "COMMON STOCK") (as converted, the "CONVERSION SHARES"), in accordance with the terms of the Company's Certificate of Designations, Preferences and Rights of the Preferred Shares, substantially in the form attached hereto as Exhibit A (the "CERTIFICATE OF DESIGNATIONS");

        C. The Buyers wish to purchase, upon the terms and conditions stated in this Agreement, initially an aggregate of 2,000 of the Preferred Shares (the "INITIAL PREFERRED SHARES") in the respective amounts set forth opposite each Buyer's name on the Schedule of Buyers;

        D. Subject to the terms and conditions set forth in this Agreement, each Buyer may have the right to purchase a number of additional Preferred Shares equal to up to 50% of the number of Preferred Shares held by such Buyer on the date which is 365 days after the Initial Closing Date (as defined below) (the "ADDITIONAL PREFERRED SHARES") and the Company may have the right to cause the Buyers to purchase up to an aggregate of 1,000 Preferred Shares (pro rata based on the number of Initial Preferred Shares each Buyer purchased in relation to the total number of Initial Preferred Shares) (the "PUT PREFERRED SHARES") (the Initial Preferred Shares, the Additional Preferred Shares and the Put Preferred Shares collectively are referred to in this Agreement as the "PREFERRED SHARES");

        E. Contemporaneously with the execution and delivery of this Agreement, the parties hereto are executing and delivering a Registration Rights Agreement substantially in the form attached hereto as Exhibit B (the "REGISTRATION RIGHTS AGREEMENT") pursuant to which the Company has agreed to provide certain registration rights under the 1933 Act and the rules and regulations promulgated thereunder, and applicable state securities laws.



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        NOW THEREFORE, the Company and the Buyers hereby agree as follows:

        1.     PURCHASE AND SALE OF PREFERRED SHARES.

               a. Purchase of Preferred Shares. Subject to satisfaction (or waiver) of the conditions set forth in Sections 6(a) and 7(a) below, the Company shall issue and sell to the Buyers and the Buyers severally shall purchase from the Company an aggregate of 2,000 Initial Preferred Shares, in the respective amounts set forth opposite each Buyer's name on the Schedule of Buyers (the "INITIAL CLOSING"). Subject to the satisfaction (or waiver) of the conditions set forth in Sections 1(c), 6(b) and 7(b) below, at the option of each Buyer, the Company shall issue and sell to each such Buyer and each such Buyer shall purchase from the Company at multiple closings, if applicable, an aggregate of up to that number of Additional Preferred Shares equal to 50% of the number of the Initial Preferred Shares held by such Buyer on the date which is 365 days after the Initial Closing Date (the "ADDITIONAL CLOSING"). Subject to the satisfaction (or waiver) of the conditions set forth in Sections 1(d), 1(e), 6(c) and 7(c) below, the Company may require that each Buyer purchase that number of additional Preferred Shares equal to such Buyer's pro rata portion of up to 1,000 Preferred Shares (based on the number of Initial Preferred Shares each Buyer purchased in relation to the total number of Initial Preferred Shares purchased by the Buyers) (the "PUT CLOSING"). The Initial Closing, the Additional Closing and the Put Closing collectively are referred to in this Agreement as the "CLOSINGS." The purchase price (the "PURCHASE PRICE") of each Preferred Share at each of the Closings shall be $10,000.

               b. The Initial Closing Date. The date and time of the Initial Closing (the "INITIAL CLOSING DATE") shall be 10:00 a.m. Central Time, within two (2) business days following the date hereof, subject to satisfaction (or waiver) of the conditions to the Initial Closing set forth in Sections 6(a) and 7(a) below (or such later date as is mutually agreed to by the Company and the Buyers). The Initial Closing shall occur on the Initial Closing Date at the offices of Katten Muchin & Zavis, 525 West Monroe Street, Suite 1600, Chicago, Illinois 60661-3693.

               c. The Additional Closing Date. The date and time of each of the Additional Closings (the "ADDITIONAL CLOSING DATES") shall be 10:00 a.m. Central Time, on the date specified in a Buyer's Additional Share Notice (as defined below), subject to satisfaction (or waiver) of the conditions to the Additional Closing set forth in Sections 6(b) and 7(b) and the conditions set forth in this paragraph (or such later date as is mutually agreed to by the Company and the Buyers). During the period beginning on and including the date which is 365 days after the Initial Closing Date and ending on the date which is four years after the Initial Closing Date, subject to earlier termination as provided below (the "ADDITIONAL NOTICE PERIOD"), but subject to the requirements of Sections 6(b) and 7(b), each Buyer may purchase Additional Preferred Shares by delivering written notice to the Company (an "ADDITIONAL SHARE NOTICE") at least seven days but not more than 20 days prior (an "ADDITIONAL SHARE NOTICE DATE") to the Additional Closing Date set forth in such Buyer's Additional Share Notice. Each Additional Share Notice shall set forth (i) the number of Additional Preferred Shares to be purchased by such Buyer at such Additional Closing, (ii) the aggregate Purchase Price for such Additional Preferred Shares and (iii) the date selected by such Buyer for the Additional Closing Date. Notwithstanding the foregoing, no Buyer shall be entitled to deliver an


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Additional Share Notice unless on the date of the delivery of the Additional
Share Notice the Market Price (as defined in the Certificate of Designations) of the Common Stock is greater than the Fixed Conversion Price (as defined in the Certificate of Designations) then in effect of the Initial Preferred Shares. In the event that for any period of 20 consecutive trading days during the period beginning on and including the date which is two years after the Initial Closing Date and ending on the date which is three years after the Initial Closing Date the Closing Bid Price (as defined in the Certificate of Designations) of the Common Stock is greater than 125% of the Fixed Conversion Price of the Initial Preferred Shares, then the Additional Notice Period shall end on the date which is three years after the Initial Closing Date. Each Additional Closing shall occur on the Additional Closing Date at the offices of Katten Muchin & Zavis, 525 West Monroe Street, Suite 1600, Chicago, Illinois 60661- 3693.

               d. The Put Closing Date. The date and time of the Put Closing (the "PUT CLOSING DATE") shall be 10:00 a.m. Central Time, on the date specified in the Company's Put Share Notice (as defined below), subject to satisfaction (or waiver) of the conditions to the Put Closing set forth in Sections 6(c) and 7(c) and the conditions set forth in Section 1(e), (or such later date as is mutually agreed to by the Company and the Buyers). During the period beginning on and including the date which is 360 days after the Initial Closing Date and ending on the date which is 540 days after the Initial Closing Date (the "PUT NOTICE PERIOD"), but subject to the requirements of Sections 6(c) and 7(c) and satisfaction of the Put Notice Conditions (as defined in Section 1(e) below), the Company on only one occasion may require each Buyer to purchase Put Preferred Shares by delivering written notice to each of the Buyers (a "PUT SHARE NOTICE") during the Put Notice Period at least 30 days but not more than 45 days (the "PUT SHARE NOTICE DATE") prior to the Put Closing Date set forth in the Company's Put Share Notice. The Company's Put Share Notice shall set forth
(i) each Buyer's pro rata portion (based on the number of Initial Preferred Shares each Buyer purchased in relation to the total number of Initial Preferred Shares purchased by the Buyers) of the aggregate number of Put Preferred Shares, which aggregate number shall not exceed 1,000 Preferred Shares, which the Company is requiring each Buyer to purchase at the Put Closing, (ii) the aggregate Purchase Price for each such Buyer's Put Preferred Shares and (iii) the date selected by the Company for the Put Closing Date. The Put Closing shall occur on the Put Closing Date at the offices of Katten Muchin & Zavis, 525 West Monroe Street, Suite 1600, Chicago, Illinois 60661-3693. The Initial Closing Date, the Additional Closing Dates and the Put Closing Date collectively are referred to in this Agreement as the "CLOSING DATES."

               e. The Put Notice Conditions. Notwithstanding anything in this agreement to the contrary, the Company shall not be entitled to deliver a Put Share Notice and require the Buyers to purchase the Put Preferred Shares unless, in addition to the satisfaction of the requirements of Sections 6(c) and 7(c), all of the following conditions (the "PUT NOTICE CONDITIONS") are satisfied: (i) the Company's stockholders shall have approved the issuance of the Securities (as defined below) on or prior to the Put Share Notice Date, unless the Company shall have been advised in writing by The Nasdaq Stock Market, Inc. (or The New York Stock Exchange, Inc. or The American Stock Exchange, Inc., if the Common Stock is then listed on such exchange) that the rules of such exchange would not require the approval of the stockholders of the Company for the issuance of a number of Conversion Shares equal to at least 20% of the number of shares of Common Stock issued and outstanding on the Initial Issuance Date; (ii) during the period beginning 90 days prior to the Put


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Closing Date and ending on and including the Put Closing Date, the Registration
Statement (as defined in the Registration Rights Agreement) at all times shall be effective and available for the sale of no less than 125% of the sum of (A) the number of Conversion Shares then issuable upon the conversion of all outstanding Preferred Shares and the Put Preferred Shares to be issued by the Company, and (B) number of Conversion Shares then held by the Buyers; (iii) during the period beginning 90 days prior to the Put Share Closing Date and ending on and including the Put Closing Date, the Common Stock is designated for quotation on the Nasdaq National Market, The New York Stock Exchange, Inc. or The American Stock Exchange, Inc. and is not suspended from trading on such exchange; (iv) no event constituting a Major Business Event (as defined below), including an agreement to consummate a Major Business Event, or a Triggering Event set forth in Section 3(d)(iv) of the Certificate of Designations shall have occurred from the period beginning on the Initial Issuance Date and ending on and including the Put Closing Date; (v) on each day during the period beginning 60 days prior to the Put Closing Date and ending on and including the Put Closing Date, the Market Price of the Common Stock is not less than the Fixed Conversion Price of the Initial Preferred Shares; (vi) during the period beginning on and including the Put Share Notice Date and ending on and including the Put Closing Date, the Market Price of the Common Stock is not less than 90% of the Market Price on the Put Share Notice Date; (vii) during the period beginning on the Initial Issuance Date and ending on and including the Put Closing Date, the Company shall have delivered Conversion Shares upon conversion of the Preferred Shares on a timely basis as set forth in Section 2(f)(ii) of the Certificate of Designations and otherwise shall have been in compliance with and shall not have breached the provisions of the Transaction Documents (as defined below) and the Certificate of Designations; and (viii) the Company shall not have previously delivered a Put Share Notice. For purposes of this Section 1(e) "MAJOR BUSINESS EVENT" means (x) consolidation, merger or other business combination of the Company with another entity (other than pursuant to a migratory merger effected solely for the purpose of changing the Company's jurisdiction of incorporation, (y) the sale or transfer of all or substantially all of the Company's assets or (z) a purchase, tender or exchange offer made to and accepted by the holders of more than 50% of the outstanding shares of Common Stock.

               f. Form of Payment. On each of the Closing Dates, (i) each Buyer shall pay the Purchase Price to the Company for the Preferred Shares to be issued and sold to such Buyer at the respective Closing, by wire transfer of immediately available funds in accordance with the Company's written wire instructions, and (ii) the Company shall deliver to each Buyer, stock certificates (in the denominations as such Buyer shall request) (the "STOCK CERTIFICATES") representing such number of the Preferred Shares which such Buyer is then purchasing (as indicated opposite such Buyer's name on the Schedule of Buyers), duly executed on behalf of the Company and registered in the name of such Buyer or its designee.

        2.     BUYER'S REPRESENTATIONS AND WARRANTIES.

               Each Buyer represents and warrants with respect to only itself that:

               a. Investment Purpose. Such Buyer (i) is acquiring the Preferred Shares and (ii) upon conversion of the Preferred Shares, will acquire the Conversion Shares then issuable (the Preferred Shares and the Conversion Shares collectively are referred to herein as the "SECURITIES"),


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for its own account for investment only and not with a view towards, or for resale in connection with, the public sale or distribution thereof, except pursuant to sales registered or exempted under the 1933 Act; provided, however, that by making the representations herein, such Buyer does not agree to hold any of the Securities for any minimum or other specific term and reserves the right to dispose of the Securities at any time in accordance with or pursuant to a registration statement or an exemption under the 1933 Act.

               b. Accredited Investor Status. Such Buyer is an "accredited investor" as that term is defined in Rule 501(a)(3) of Regulation D.

               c. Reliance on Exemptions. Such Buyer understands that the Securities are being offered and sold to it in reliance on specific exemptions from the registration requirements of United States federal and state securities laws and that the Company is relying in part upon the truth and accuracy of, and such Buyer's compliance with, the representations, warranties, agreements, acknowledgments and understandings of such Buyer set forth herein in order to determine the availability of such exemptions and the eligibility of such Buyer to acquire such securities.

               d. Information. Such Buyer and its advisors, if any, have been furnished with all materials relating to the business, finances and operations of the Company and materials relating to the offer and sale of the Securities which have been requested by such Buyer, including all SEC Documents (as defined below). Such Buyer and its advisors, if any, have been afforded the opportunity to review materials, including the "Risk Factors" sections in the Company's Form 10-K filed as an SEC Document, and to ask questions of the Company. Neither such inquiries nor any other due diligence investigations conducted by such Buyer or its advisors, if any, or its representatives shall modify, amend or affect such Buyer's right to rely on the Company's representations and warranties contained in Section 3 below. Such Buyer understands that its investment in the Securities involves a high degree of risk. Such Buyer has sought such accounting, legal and tax advice as it has considered necessary to make an informed investment decision with respect to its acquisition of the Securities.

               e. No Governmental Review. Such Buyer understands that no United States federal or state agency or any other government or governmental agency has passed on or made any recommendation or endorsement of the Securities or the fairness or suitability of the investment in the Securities nor have such authorities passed upon or endorsed the merits of the offering of the Securities.

               f. Transfer or Resale. Such Buyer understands that except as provided in the Registration Rights Agreement: (i) the Securities have not been and are not being registered under the 1933 Act or any state securities laws, and may not be offered for sale, sold, assigned or transferred unless (A) subsequently registered thereunder, (B) such Buyer shall have delivered to the Company an opinion of counsel, in a generally acceptable form, to the effect that such Securities to be sold, assigned or transferred may be sold, assigned or transferred pursuant to an exemption from such registration, or (C) such Buyer provides the Company with reasonable assurance that such Securities can be sold, assigned or transferred pursuant to Rule 144 promulgated under the 1933 Act (or a successor rule thereto)("RULE 144"); (ii) any sale of the Securities made in reliance on Rule 144


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may be made only in accordance with the terms of Rule 144 and further, if Rule
144 is not applicable, any resale of the Securities under circumstances in which the seller (or the person through whom the sale is made) may be deemed to be an underwriter (as that term is defined in the 1933 Act) may require compliance with some other exemption under the 1933 Act or the rules and regulations of the SEC thereunder; and (iii) neither the Company nor any other person is under any obligation to register such Securities under the 1933 Act or any state securities laws or to comply with the terms and conditions of any exemption thereunder.

               g. Legends. Such Buyer understands that the certificates or other instruments representing the Preferred Shares and, until such time as the sale of the Conversion Shares have been registered under the 1933 Act as contemplated by the Registration Rights Agreement, the stock certificates representing the Conversion Shares, except as set forth below, shall bear a restrictive legend in substantially the following form (and a stop-transfer order may be placed against transfer of such stock certificates):

        THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR APPLICABLE STATE SECURITIES LAWS. THE SECURITIES HAVE BEEN ACQUIRED FOR INVESTMENT AND MAY NOT BE OFFERED FOR SALE, SOLD, TRANSFERRED OR ASSIGNED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT FOR THE SECURITIES UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR APPLICABLE STATE SECURITIES LAWS, OR AN OPINION OF COUNSEL, IN A GENERALLY ACCEPTABLE FORM, THAT REGISTRATION IS NOT REQUIRED UNDER SAID ACT OR APPLICABLE STATE SECURITIES LAWS OR UNLESS SOLD PURSUANT TO RULE 144 UNDER SAID ACT.

The legend set forth above shall be removed and the Company shall issue a certificate without such legend to the holder of the Securities upon which it is stamped, if, unless otherwise required by state securities laws, (i) such Securities are registered for sale under the 1933 Act, (ii) in connection with a sale transaction, such holder provides the Company with an opinion of counsel, in a generally acceptable form, to the effect that a public sale, assignment or transfer of such Securities may be made without registration under the 1933 Act, or (iii) such holder provides the Company with reasonable assurances that such Securities can be sold pursuant to Rule 144 without any restriction as to the number of securities acquired as of a particular date that can then be immediately sold. Each Buyer acknowledges, covenants and agrees to sell the Securities represented by a certificate(s) from which the legend has been removed, only pursuant to (i) a registration statement effective under the 1933 Act, or (ii) advice of counsel that such sale is exempt from registration required by Section 5 of the 1933 Act.

               h. Authorization; Enforcement. This Agreement has been duly and validly authorized, executed and delivered on behalf of such Buyer and is a valid and binding agreement of such Buyer enforceable in accordance with its terms, subject as to enforceability to general principles of equity


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

and to applicable bankruptcy, insolvency, reorganization, moratorium, liquidation and other similar laws relating to, or affecting generally, the enforcement of applicable creditors' rights and remedies.

               i. Residency. Such Buyer is a resident of that country specified in the Schedule of Buyers.

               j. Section 9 of the Securities Exchange Act. So long as a Buyer holds any Preferred Shares, such Buyer will comply at all times with the provisions of Section 9 of the Securities Exchange Act of 1934, as amended (the "1934 ACT"), and the rules promulgated thereunder with respect to transactions involving the securities of the Company.

        3.     REPRESENTATIONS AND WARRANTIES OF THE COMPANY.

               The Company represents and warrants to each of the Buyers that:

               a. Organization and Qualification. The Company and its subsidiaries (a complete list of which is set forth in Schedule 3(a)) are corporations duly organized and validly existing in good standing under the laws of the jurisdiction in which they are incorporated, and have the requisite corporate power to own their properties and to carry on their business as now being conducted. Each of the Company and its subsidiaries is duly qualified as a foreign corporation to do business and is in good standing in every jurisdiction in which the nature of the business conducted by it makes such qualification necessary, except to the extent that the failure to be so qualified or be in good standing would not have a Material Adverse Effect. As used in this Agreement, "MATERIAL ADVERSE EFFECT" means any material adverse effect on the business, properties, assets, operations, results of operations, financial condition or prospects of the Company and its subsidiaries, if any, taken as a whole, or on the transactions contemplated hereby or by the agreements and instruments to be entered into in connection herewith.

               b. Authorization; Enforcement; Compliance with Other Instruments.
(i) The Company has the requisite corporate power and authority to enter into and perform this Agreement, the Registration Rights Agreement, the Irrevocable Transfer Agent Instructions (as defined in Section 5) and each of the other agreements entered into by the parties hereto in connection with the transactions contemplated by this Agreement (collectively, the "TRANSACTION DOCUMENTS"), and to issue the Securities in accordance with the terms hereof and thereof, (ii) the execution and delivery of the Transaction Documents and the Certificate of Designations by the Company and the consummation by it of the transactions contemplated hereby and thereby, including without limitation the issuance of the Preferred Shares and the reservation for issuance and the issuance of the Conversion Shares issuable upon conversion thereof, have been duly authorized by the Company's Board of Directors and no further consent or authorization is required by the Company, its Board of Directors or its stockholders, (iii) the Transaction Documents have been duly executed and delivered by the Company, (iv) the Transaction Documents constitute the valid and binding obligations of the Company enforceable against the Company in accordance with their terms, except as such enforceability may be limited by general principles of equity or applicable bankruptcy, insolvency, reorganization, moratorium, liquidation or similar laws relating to, or affecting generally, the enforcement of creditors' rights and remedies, and (v) prior to each of the Closing Dates, the


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Certificate of Designations has been filed with the Secretary of State of the
State of Delaware and will be in full force and effect, enforceable against the Company in accordance with its terms.

               c. Capitalization. As of November 7, 1997, the authorized capital stock of the Company consists of (i) 75,000,000 shares of Common Stock, of which 28,144,250 shares were issued and outstanding, 4,611,537 shares are reserved and available for issuance pursuant to the Company's stock option and purchase plans, 1,666,667 shares are reserved and available for issuance upon conversion of the Convertible Note dated March 27, 1997 in the original principal amount of $15,000,000 held by GenPharm (the "GENPHARM NOTE"), 1,487,902 shares are reserved and available for issuance upon exercise of the warrants to purchase Common Stock and at the exercise prices set forth in
Schedule 3(c) (the "WARRANTS"), and no shares are reserved for issuance pursuant to securities (other than the Preferred Shares, the Warrants and the GenPharm
Note) exercisable or exchangeable for, or convertible into, shares of Common Stock and (ii) 5,000,000 shares of Preferred Stock, of which 200,000 shares have been designated Series A Participating Preferred Stock and of which, as of the date hereof, none were issued and outstanding. All of such outstanding shares have been, or upon issuance will be, validly issued and are fully paid and nonassessable. Except as disclosed in Schedule 3(c), no shares of Common Stock or Preferred Stock are subject to preemptive rights or any other similar rights or any liens or encumbrances suffered or permitted by the Company. Except as disclosed in Schedule 3(c), as of the effective date of this Agreement, (i) there are no outstanding options, warrants, scrip, rights to subscribe to, calls or commitments of any character whatsoever relating to, or securities or rights convertible into, any shares of capital stock of the Company or any of its subsidiaries, or contracts, commitments, understandings or arrangements by which the Company or any of its subsidiaries is or may become bound to issue additional shares of capital stock of the Company or any of its subsidiaries or options, warrants, scrip, rights to subscribe to, calls or commitments of any character whatsoever relating to, or securities or rights convertible into, any shares of capital stock of the Company or any of its subsidiaries, (ii) there are no outstanding debt securities, (iii) there are no agreements or arrangements under which the Company or any of its subsidiaries is obligated to register the sale of any of their securities under the 1933 Act (except the Registration Rights Agreement) and (iv) there are no outstanding securities of the Company or any of its subsidiaries which contain any redemption or similar provisions, and there are no contracts, commitments, understandings or arrangements by which the Company or any of its subsidiaries is or may become bound to redeem a security of the Company or any of its subsidiaries. Except as disclosed in Schedule 3(c), there are no securities or instruments containing anti-dilution or similar provisions that will be triggered by the issuance of the Securities as described in this Agreement. The Company has furnished to the Buyers true and correct copies of the Company's Certificate of Incorporation, as amended and as in effect on the date hereof (the "CERTIFICATE OF INCORPORATION"), and the Company's By-laws, as in effect on the date hereof (the "BY-LAWS"), and the terms of all securities convertible into or exercisable for Common Stock and the material rights of the holders thereof in respect thereto.

               d. Issuance of Securities. The Preferred Shares are duly authorized and, upon issuance in accordance with the terms hereof, shall be (i) validly issued, fully paid and non-assessable, (ii) free from all taxes, liens and charges with respect to the issue thereof and (iii) entitled to the rights and preferences set forth in the Certificate of Designations. 5,624,000 shares of Common Stock (subject to adjustment pursuant to the Company's covenant set forth in Section 4(f)


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

below) have been duly authorized and reserved for issuance upon conversion of the Preferred Shares. Upon conversion in accordance with the Certificate of Designations, the Conversion Shares will be validly issued, fully paid and nonassessable and free from all taxes, liens and charges with respect to the issue thereof, with the holders being entitled to all rights accorded to a holder of Common Stock. The issuance by the Company of the Securities is exempt from registration under the 1933 Act.

               e. No Conflicts. Except as disclosed in Schedule 3(e), the execution, delivery and performance of the Transaction Documents by the Company and the consummation by the Company of the transactions contemplated hereby and thereby (including, without limitation, the reservation for issuance and issuance of the Conversion Shares) will not (i) result in a violation of the Certificate of Incorporation, any Certificate of Designations, Preferences and Rights of any outstanding series of Preferred Stock of the Company or the By-laws, (ii) conflict with, or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, any agreement, indenture or instrument to which the Company or any of its subsidiaries is a party, or (iii) result in a violation of any law, rule, regulation, order, judgment or decree (including federal and state securities laws and regulations and the rules and regulations of the principal market or exchange on which the Common Stock is traded or listed) applicable to the Company or any of its subsidiaries or by which any property or asset of the Company or any of its subsidiaries is bound or affected, except to the extent that matters within clauses (ii) and (iii) immediately above would not have a Material Adverse Effect. Except as disclosed in Schedule 3(e), neither the Company nor its subsidiaries is in violation of any term of or in default under
(i) the Certificate of Incorporation, any Certificate of Designation, Preferences and Rights of any outstanding series of Preferred Stock or the By-laws or their organizational charter or by-laws, respectively, or (ii) any contract, agreement, mortgage, indebtedness, indenture, instrument, judgment, decree or order or any statute, rule or regulation applicable to the Company or its subsidiaries, except to the extent that such violation or default would not have a Material Adverse Effect. The business of the Company and its subsidiaries is not being conducted, and shall not be conducted, in violation of any law, ordinance, regulation of any governmental entity. Except as specifically contemplated by this Agreement and as required under the 1933 Act, the Company is not required to obtain any consent, authorization or order of, or make any filing or registration with, any court or governmental agency in order for it to execute, deliver or perform any of its obligations under or contemplated by the Transaction Documents or the Certificate of Designations in accordance with the terms hereof or thereof. Except as disclosed in Schedule 3(e), all consents, authorizations, orders, filings and registrations which the Company is required to obtain pursuant to the preceding sentence have been obtained or effected on or prior to the date hereof. The Company and its subsidiaries are unaware of any facts or circumstances which might give rise to any of the foregoing. The Company is not in violation of the listing requirements of the Nasdaq National Market as in effect on the date hereof and on each of the Closing Dates and is not aware of any facts which would reasonably lead to delisting of the Common Stock by the Nasdaq National Market in the foreseeable future.

               f. SEC Documents; Financial Statements. Since December 31, 1995, the Company has filed all reports, schedules, forms, statements and other documents required to be filed by it with the SEC pursuant to the reporting requirements of the 1934 Act (all of the foregoing filed prior to the date hereof and all exhibits included therein and financial statements and schedules thereto and documents incorporated by reference therein being hereinafter referred to as the "SEC DOCUMENTS"). The Company has made available to each Buyer or its respective representatives true and complete copies of the SEC Documents. As of their respective dates, the SEC Documents complied in all material respects with the requirements of the 1934 Act and the rules and regulations of the SEC promulgated thereunder applicable to the SEC Documents, and none of the SEC Documents, at the time they were filed with the SEC, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. As of their respective dates, the financial statements of the Company included in the SEC Documents complied as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto. Such financial statements have been prepared in accordance with generally accepted accounting principles, consistently applied, during the periods involved (except (i) as may be otherwise indicated in such financial statements or the notes thereto, or (ii) in the case of unaudited interim statements, to the extent they may exclude footnotes or may be condensed or summary statements) and fairly present in all material respects the financial position of the Company as of the dates thereof and the results of its operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal year-end audit adjustments). No other information provided by or on behalf of the Company to the Buyers which is not included in the SEC Documents, including, without limitation, information referred to in Section 2(d) of this Agreement, contains any untrue statement of a material fact or omits to state any material fact necessary in order to make the statements therein, in the light of the circumstance under which they are or were made, not misleading. Neither the Company nor any of its subsidiaries or any of their officers, directors, employees or agents have provided the Buyers with any material, nonpublic information.

               g. Absence of Certain Changes. Except as disclosed in Schedule 3(g), since December 31, 1996 there has been no material adverse change and no material adverse development in the business, properties, operations, financial condition or results of operations of the Company or its subsidiaries. The Company has not taken any steps, and does not currently expect to take any steps, to seek protection pursuant to any bankruptcy law nor does the Company or any of its subsidiaries have any knowledge or reason to believe that its creditors intend to initiate involuntary bankruptcy proceedings.

               h. Absence of Litigation. There is no action, suit, proceeding, inquiry or investigation before or by any court, public board, government agency, self-regulatory organization or body pending or, to the knowledge of the Company or any of its subsidiaries, threatened against or affecting the Company, the Common Stock or any of the Company's subsidiaries or any of the Company's or the Company's subsidiaries' officers or directors in their capacities as such, except as expressly set forth in Schedule 3(h).

               i. Acknowledgment Regarding Buyers' Purchase of Preferred Shares. The Company acknowledges and agrees that each of the Buyers is acting solely in the capacity of arm's length purchaser with respect to the Transaction Documents and the transactions contemplated thereby. The Company further acknowledges that each Buyer is not acting as a financial advisor or fiduciary of the Company (or in any similar capacity) with respect to the Transaction Documents and the transactions contemplated thereby and any advice given by any of the Buyers or any of their respective representatives or agents in connection with the Transaction Documents and the transactions contemplated thereby is merely incidental to such Buyer's purchase of the Securities. The Company further represents to each Buyer that the Company's decision to enter into the Transaction Documents has been based solely on the independent evaluation by the Company and its representatives.

               j. No Undisclosed Events, Liabilities, Developments or Circumstances. No material event, liability, development or circumstance has occurred or exists, with respect to the Company or its subsidiaries or their respective business, properties, prospects, operations or financial condition, that would be required to be disclosed by the Company under applicable securities laws on a registration statement (including by way of incorporation by reference) filed with the SEC relating to an issuance and sale by the Company of its Common Stock and which has not been publicly announced.

               k. No General Solicitation. Neither the Company, nor any of its affiliates, nor any person acting on its or their behalf, has engaged in any form of general solicitation or general advertising (within the meaning of Regulation D under the 1933 Act) in connection with the offer or sale of the Securities.

               l. No Integrated Offering. Neither the Company, nor any of its affiliates, nor any person acting on its or their behalf has, directly or indirectly, made any offers or sales of any security or solicited any offers to buy any security, under circumstances that would require registration of any of the Securities under the 1933 Act or cause this offering of Securities to be integrated with prior offerings by the Company for purposes of the 1933 Act or any applicable stockholder approval provisions, including, without limitation, under the rules and regulations of the Nasdaq National Market, nor will the Company or any of its subsidiaries take any action or steps that would require registration of the Securities under the 1933 Act or cause the offering of the Securities to be integrated with other offerings.

               m. Employee Relations. Neither the Company nor any of its subsidiaries is involved in any union labor dispute nor, to the knowledge of the Company or any of its subsidiaries, is any such dispute threatened. Neither the Company nor any of its subsidiaries is a party to a collective bargaining agreement, and the Company and its subsidiaries believe that relations with their employees are good.

               n. Intellectual Property Rights. To the knowledge of the Company, the Company and its subsidiaries own or possess adequate rights or licenses to use all trademarks, trade names, service marks, service mark registrations, service names, patents, patent rights, copyrights, inventions, licenses, approvals, governmental authorizations, trade secrets and rights to conduct their respective businesses as now conducted for the purposes of conducting research and clinical trials, except to the extent that the failure to possess such rights or licenses would not have a Material Adverse Effect, and except further to the extent that the Company or its subsidiaries lack such rights or licenses, they are using or shall use commercially reasonable efforts to secure such rights or licenses. The Company and its subsidiaries do not have any knowledge of any infringement by the

Company or its subsidiaries of trademark, trade name rights, patents, patent rights, copyrights, inventions, licenses, service names, service marks, service mark registrations, trade secret or other similar rights of others, or of any such development of similar or identical trade secrets or technical information by others and, except as set forth on Schedule 3(n), there is no claim, action or proceeding being made or brought against, or to the Company's knowledge, being threatened against, the Company or its subsidiaries regarding trademark, trade name, patents, patent rights, invention, copyright, license, service names, service marks, service mark registrations, trade secret or other infringement; and the Company and its subsidiaries are unaware of any facts or circumstances which might give rise to any of the foregoing, except for such facts and circumstances which would not have a Material Adverse Effect.

               o. Environmental Laws. The Company and its subsidiaries (i) are in compliance with any and all applicable foreign, federal, state and local laws and regulations relating to the protection of human health and safety, the environment or hazardous or toxic substances or wastes, pollutants or contaminants ("ENVIRONMENTAL LAWS"), (ii) have received all permits, licenses or other approvals required of them under applicable Environmental Laws to conduct their respective businesses and (iii) are in compliance with all terms and conditions of any such permit, license or approval, except to the extent that the matters within clauses (i), (ii) and (iii) above would not have a Material Adverse Effect.

               p. Title. The Company and its subsidiaries have good and marketable title in fee simple to all real property and good and marketable title to all personal property owned by them, except to the extent that the failure to have good and marketable title would not have a Material Adverse Effect, in each case free and clear of all liens, encumbrances and defects except such as are described in Schedule 3(p) or such as do not materially affect the value of such property and do not interfere with the use made and proposed to be made of such property by the Company or any of its subsidiaries. Any real property and facilities held under lease by the Company or any of its subsidiaries are held by them under valid, subsisting and enforceable leases with such exceptions as are not material and do not interfere with the use made and proposed to be made of such property and buildings by the Company and its subsidiaries.

               q. Insurance. The Company and each of its subsidiaries are insured by insurers of recognized financial responsibility against such losses and risks and in such amounts as management of the Company believes to be prudent and customary in the businesses in which the Company and its subsidiaries are engaged. Neither the Company nor any of its subsidiaries has any reason to believe that it will not be able to renew its existing insurance coverage as and when such coverage expires or to obtain similar coverage from similar insurers as may be necessary to continue its business at a cost that would not materially and adversely affect the condition, financial or otherwise, or the earnings, business or operations of the Company and its subsidiaries, taken as a whole.

               r. Regulatory Permits. The Company and its subsidiaries possess all certificates, authorizations and permits issued by the appropriate federal, state or foreign regulatory authorities necessary to conduct their respective businesses, except to the extent that the failure to possess such certificates, authorizations and permits would not have a Material Adverse Effect; and neither the

Company nor any such subsidiary has received any notice of proceedings relating to the revocation or modification of any such certificate, authorization or permit.

               s. Internal Accounting Controls. The Company and each of its subsidiaries maintain a system of internal accounting controls sufficient to provide reasonable assurance that (i) transactions are executed in accordance with management's general or specific authorizations, (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with generally accepted accounting principles and to maintain asset accountability, (iii) access to assets is permitted only in accordance with management's general or specific authorization and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences.

               t. No Materially Adverse Contracts, Etc. Neither the Company nor any of its subsidiaries is subject to any charter, corporate or other legal restriction, or any judgment, decree, order, rule or regulation which in the judgment of the Company's officers has or is expected in the future to have a Material Adverse Effect.

               u. Tax Status. Except as set forth on Schedule 3(u), the Company and each of its subsidiaries has made or filed all federal and state income and all other tax returns, reports and declarations required by any jurisdiction to which it is subject (unless and only to the extent that the Company and each of its subsidiaries has set aside on its books provisions reasonably adequate for the payment of all unpaid and unreported taxes) and has paid all taxes and other governmental assessments and charges that are material in amount, shown or determined to be due on such returns, reports and declarations, except those being contested in good faith and has set aside on its books provision reasonably adequate for the payment of all taxes for periods subsequent to the periods to which such returns, reports or declarations apply. There are no unpaid taxes in any material amount claimed to be due by the taxing authority of any jurisdiction, and the officers of the Company know of no basis for any such claim.

               v. Dilutive Effect. The Company understands and acknowledges that the number of Conversion Shares issuable upon conversion of the Preferred Shares issuable will increase in certain circumstances. The Company further acknowledges that its obligation to issue Conversion Shares upon conversion of the Preferred Shares in accordance with this Agreement and the Certificate of Designations is absolute and unconditional regardless of the dilutive effect that such issuance may have on the ownership interests of other stockholders of the Company.

               w. No Other Agreements. The Company has not, directly or indirectly, made any agreements with any Buyers relating to the terms or conditions of the transactions contemplated by the Transaction Documents except as set forth in the Transaction Documents.

        4.     COVENANTS.

               a. Best Efforts. Each party shall use its best efforts timely to satisfy each of the conditions to be satisfied by it as provided in Sections 6 and 7 of this Agreement.

               b. Form D. The Company agrees to file a Form D with respect to the Securities as required under Regulation D and to provide a copy thereof to each Buyer promptly after such filing. The Company shall, on or before each of the Closing Dates, take such action as the Company shall reasonably determine is necessary to qualify the Securities for, or obtain exemption for the Securities for, sale to the Buyers at each of the Closings pursuant to this Agreement under applicable securities or "Blue Sky" laws of the states of the United States, and shall provide evidence of any such action so taken to the Buyers on or prior to the Closing Date.

               c. Reporting Status. Until the earlier of (i) the date as of which the Investors (as that term is defined in the Registration Rights Agreement) may sell all of the Conversion Shares without restriction pursuant to Rule 144(k) promulgated under the 1933 Act (or successor thereto), or (ii) the date on which (A) the Investors shall have sold all the Conversion Shares and
(B) none of the Preferred Shares is outstanding (the "REGISTRATION PERIOD"), the Company shall file all reports required to be filed with the SEC pursuant to the 1934 Act, and the Company shall not terminate its status as an issuer required to file reports under the 1934 Act even if the 1934 Act or the rules and regulations thereunder would otherwise permit such termination.

               d. Use of Proceeds. The Company will use the proceeds from the sale of the Preferred Shares for substantially the same purposes and in substantially the same amounts as indicated in Schedule 4(d).

               e. Financial Information. The Company agrees to send the following to each Investor (as that term is defined in the Registration Rights Agreement) during the Registration Period: (i) within two (2) days after the filing thereof with the SEC, a copy of its Annual Reports on Form 10-K, its Quarterly Reports on Form 10-Q, any Current Reports on Form 8-K and any registration statements or amendments filed pursuant to the 1933 Act; (ii) on the same day as the release thereof, facsimile copies of all press releases issued by the Company or any of its subsidiaries and (iii) copies of any notices and other information made available or given to the stockholders of the Company generally, contemporaneously with the making available or giving thereof to the stockholders.

               f. Reservation of Shares. The Company shall take all action necessary to at all times have authorized, and reserved for the purpose of issuance, no less than 150% of the number of shares of Common Stock needed to provide for the issuance of the Conversion Shares.

               g. Right of First Refusal. So long as at least an aggregate of 10% of the Preferred Shares issued at the Closings remain outstanding, but subject to the exceptions described below, the Company shall not enter into a binding agreement or otherwise agree with any party for any equity financing (including any debt financing with an equity component) or issue any equity securities of the Company or securities convertible or exchangeable into or for equity securities of the Company (including debt securities with an equity component) in any form ("FUTURE OFFERINGS") during the period beginning on the Initial Closing Date and ending on and including the date which is 365 days after the Initial Closing Date, unless it shall have first delivered to each Buyer or a designee appointed by such Buyer written notice (the "FUTURE OFFERING NOTICE") describing the proposed Future Offering, including the terms and conditions thereof, and providing each Buyer an option to purchase up to its Aggregate Percentage (as defined below), as of the date of delivery of the Future Offering Notice, in the Future Offering on the same terms and conditions set forth in the Future Offering Notice (the limitations referred to in this sentence are collectively referred to as the "CAPITAL RAISING LIMITATION"). For purposes of this Section 4(g), "AGGREGATE PERCENTAGE" at any time with respect to any Buyer shall mean the percentage obtained by dividing (i) the aggregate number of Conversion Shares issued or issuable, as if a conversion occurred on such date, upon conversion of the Preferred Shares held by such Buyer (without giving effect to the limitations on conversion contained herein or in the Certificate of Designations) by (ii) the aggregate number of Conversion Shares issued or issuable, as if a conversion occurred on such date, upon conversion of the Preferred Shares held by the Buyers. A Buyer can exercise its option to participate in a Future Offering by delivering written notice thereof to participate to the Company within ten (10) business days of receipt of a Future Offering Notice, which notice shall state the quantity of securities being offered in the Future Offering that such Buyer will purchase, up to its Aggregate Percentage, and that number of securities it is willing to purchase in excess of its Aggregate Percentage. In the event that one or more Buyers fail to elect to purchase up to each such Buyer's Aggregate Percentage then each Buyer which has indicated that it is willing to purchase a number of securities in excess of its Aggregate Percentage shall be entitled to purchase its pro rata portion (determined in the same manner as described in the preceding sentence) of the securities in the Future Offering which one or more Buyers have not elected to purchase. In the event the Buyers fail to elect to fully participate in the Future Offering within the periods described in this
Section 4(g), the Company shall have 30 days thereafter to sell the securities of the Future Offering respecting which such Buyer's rights were not exercised, upon terms and conditions, no more favorable to the purchasers thereof than specified in the Future Offering Notice. In the event the Company has not sold such securities of the Future Offering within such 30 day period, the Company shall not thereafter issue or sell such securities without first offering such securities to the Buyers in the manner provided in this Section 4(g). The Capital Raising Limitation shall not apply to (i) a loan from a commercial bank,
(ii) any transaction involving the Company's issuances of securities (A) as consideration in a merger or consolidation, (B) in connection with any strategic partnership or joint venture (the primary purpose of which is not to raise equity capital), or (C) as consideration for the acquisition of a business, product or license by the Company, (iii) the issuance of Common Stock in an underwritten public offering, (iv) the issuance of securities upon exercise or conversion of the Company's options, warrants or other convertible securities outstanding as of the date hereof, (v) the grant of additional options or warrants, or the issuance of additional securities, under any Company stock option or restricted stock plan for the benefit of the Company's employees, directors or consultants, (vi) the issuance by Abgenix, Inc., a wholly-owned subsidiary of the Company, of any securities of Abgenix, Inc., or (vii) a single issuance by the Company consisting solely of Common Stock provided that the consideration received by the Company for each such share of Common Stock issued is not less than the lesser of (A) the Closing Bid Price (as defined in the Certificate of Designations) on the date of issuance of such shares and (B) the average of the Closing Bid Prices for the Common Stock for the 20 consecutive trading days immediately preceding the date of issuance of such shares. The Buyers shall not be required to participate or exercise their right of first refusal with respect to a particular Future Offering in order to exercise their right of first refusal with respect to later Future Offerings.

               h. Listing. The Company shall promptly secure the listing of all of the Registrable Securities (as defined in the Registration Rights Agreement) upon the Nasdaq National

Market, The New York Stock Exchange, Inc. ("NYSE") or The American Stock Exchange, Inc. ("AMEX"), upon which shares of Common Stock are then listed (subject to official notice of issuance) and shall maintain, so long as any other shares of Common Stock shall be so listed, such listing of all Registrable Securities from time to time issuable under the terms of the Transaction Documents. The Company shall maintain the Common Stock's authorization for quotation on the Nasdaq National Market, NYSE or AMEX. Neither the Company nor any of its subsidiaries shall take any action which may result in the delisting or suspension of the Common Stock on the Nasdaq National Market, NYSE or AMEX. The Company shall promptly provide to each Buyer copies of any notices it receives from the Nasdaq National Market, NYSE or AMEX regarding the continued eligibility of the Common Stock for listing on such automated quotation system or securities exchange. The Company shall pay all fees and expenses in connection with satisfying its obligations under this Section 4(h).

               i. Expenses. Subject to Section 9(l) below, following the Initial Closing, the Company shall reimburse the Buyers for the Buyers' reasonable expenses (including attorneys fees and expenses) in connection with negotiating and preparing the Transaction Documents and consummating the transactions contemplated thereby up to an aggregate of $35,000.

               j. Filing of Form 8-K. On or before the tenth (10th) day following each of the Closing Dates, the Company shall file a Form 8-K with the SEC describing the terms of the transaction contemplated by the Transaction Documents and consummated at such Closing, in each case in the form required by the 1934 Act.

               k. Underwriting Lock-Up Agreements. At any time during the period beginning on and including the Initial Closing Date and ending on the date which is four years after the Initial Closing Date, the Company may require that all, but not less than all, of the holders of the Preferred Shares agree to sign a "lock-up" agreement with the underwriters of a public offering of the Common Stock pursuant to which the holders would agree not to sell any Conversion Shares issued to the holders pursuant to a Conversion Notice delivered to the Company during the period beginning on the date designated by the Company, which date shall be not less than 10 days after the holders' receipt of such notice, and ending on the date which is the earlier of the closing date of such offering and 60 days after the beginning of the lock-up period as designated by the Company (the "UNDERWRITING LOCK-UP PERIOD"). The Company shall exercise this right by delivering written notice (the "LOCK-UP REQUEST NOTICE") of such request to all of the holders of the Preferred Shares then outstanding at least 10 days prior to the date on which the Underwriting Lock-Up Period will begin, but in no event prior to the filing of the registration statement for such proposed offering. The Lock-up Request Notice shall state (i) that the underwriters of such offering have requested that the holders of the Preferred Shares enter into "lock-up" agreements, (ii) the date on which the Underwriting Lock-Up Period will begin and (iii) the name of the managing underwriters of the proposed offering. Notwithstanding the foregoing, the Company shall not be entitled to require the holders to enter into lock-up agreements unless (A) the Underwriting Lock-Up Period is not more than 60 days, (B) the Underwriting Lock-Up Period shall terminate immediately upon the termination or abandonment or indefinite delay of the underwritten offering, (C) the managing underwriters for such proposed offering are included on the Schedule of Underwriters attached to this Agreement, (D) the preliminary prospectus for such underwritten public offering reflects a price per share to the public of not less than $5.00 per share and an aggregate gross proceeds to the Company of at least $15,000,000, (E) there has been no other Underwriting Lock-Up Period in the 365 days prior to the date of the Lock-Up Request Notice, and (F) there has been no Grace Period (as defined in the Registration Rights Agreement) during the period beginning on and including the date which is ten days prior to the filing of the registration statement for the proposed offering and ending on and including the first day of the Underwriting Lock-Up Period. In the event the Company requires an Underwriting Lock-Up Period, the Mandatory Conversion Date (as defined in the Certificate of Designations) shall be delayed two days for each day in the Underwriting Lock-Up Period as provided in Section 2(g) of the Certificate of Designations. If the Company delivers a Lock-Up Request Notice and the underwritten public offering is not consummated within 90 days of the first day of the Underwriting Lock-Up Period, then the Company may require an Underwriting Lock-Up Period pursuant to this Section 4(k) on only one other occasion.

        5.     TRANSFER AGENT INSTRUCTIONS.

               The Company shall issue irrevocable instructions to its transfer agent, and any subsequent transfer agent, to issue certificates, registered in the name of each Buyer or its respective nominee(s), for the Conversion Shares in such amounts as specified from time to time by each Buyer to the Company upon conversion of the Preferred Shares (the "IRREVOCABLE TRANSFER AGENT INSTRUCTIONS"). Prior to registration of the Conversion Shares under the 1933 Act, all such certificates shall bear the restrictive legend specified in
Section 2(g) of this Agreement. The Company warrants that no instruction other than the Irrevocable Transfer Agent Instructions referred to in this Section 5, and stop transfer instructions to give effect to Section 2(f) hereof (in the case of the Conversion Shares, prior to registration of the Conversion Shares under the 1933 Act) will be given by the Company to its transfer agent and that the Securities shall otherwise be freely transferable on the books and records of the Company as and to the extent provided in this Agreement and the Registration Rights Agreement. Nothing in this Section 5 shall affect in any way each Buyer's obligations and agreements set forth in Section 2(g) to comply with all applicable prospectus delivery requirements, if any, upon resale of the Securities. If a Buyer provides the Company with an opinion of counsel, reasonably satisfactory in form and substance to the Company, that registration of a resale by such Buyer of any of such Securities is not required under the 1933 Act, the Company shall permit the transfer, and, in the case of the Conversion Shares, promptly instruct its transfer agent to issue one or more certificates in such name and in such denominations as specified by such Buyer and without any restrictive legends. The Company acknowledges that a breach by it of its obligations hereunder will cause irreparable harm to the Buyers by vitiating the intent and purpose of the transaction contemplated hereby. Accordingly, the Company acknowledges that the remedy at law for a breach of its obligations under this Section 5 will be inadequate and agrees, in the event of a breach or threatened breach by the Company of the provisions of this Section 5, that the Buyers shall be entitled, in addition to all other available remedies, to an injunction restraining any breach and requiring immediate issuance and transfer, without the necessity of showing economic loss and without any bond or other security being required.

        6.     CONDITIONS TO THE COMPANY'S OBLIGATION TO SELL.

               a. Initial Closing Date. The obligation of the Company hereunder to issue and sell the Initial Preferred Shares to each Buyer at the Initial Closing is subject to the satisfaction, at or before the Initial Closing Date, of each of the following conditions, provided that these conditions are for the Company's sole benefit and may be waived by the Company at any time in its sole discretion by providing each Buyer with prior written notice thereof:

               (i) Such Buyer shall have executed each of the Transaction Documents and delivered the same to the Company.

               (ii) The Certificate of Designations shall have been filed with the Secretary of State of the State of Delaware.

               (iii) Such Buyer shall have delivered to the Company the Purchase Price for the Preferred Shares being purchased by such Buyer at the Initial Closing by wire transfer of immediately available funds pursuant to the wire instructions provided by the Company.

               (iv) The representations and warranties of such Buyer shall be true and correct in all material respects as of the date when made and as of the Initial Closing Date as though made at that time (except for representations and warranties that speak as of a specific date), and such Buyer shall have performed, satisfied and complied in all material respects with the covenants, agreements and conditions required by the Transaction Documents to be performed, satisfied or complied with by such Buyer at or prior to the Initial Closing Date.

               b. Additional Closing Dates. The obligation of the Company hereunder to issue and sell the Additional Preferred Shares to each Buyer at each of the Additional Closings is subject to the satisfaction, at or before the respective Additional Closing Date, of each of the following conditions, provided that these conditions are for the Company's sole benefit and may be waived by the Company at any time in its sole discretion by providing each Buyer with prior written notice thereof:

               (i) Such Buyer shall have complied with the requirements of
        Section 1(c).

               (ii) Such Buyer shall have delivered to the Company the Purchase Price for the Additional Preferred Shares being purchased by such Buyer at the Additional Closing by wire transfer of immediately available funds pursuant to the wire instructions provided by the Company.

               (iii) The representations and warranties of such Buyer shall be true and correct in all material respects as of the date when made and as of the Additional Closing Date as though made at that time (except for representations and warranties that speak as of a specific date), and such Buyer shall have performed, satisfied and complied in all material respects with the covenants, agreements and conditions required by the Transaction Documents to be performed, satisfied or complied with by such Buyer at or prior to the Additional Closing Date.

               c. Put Closing Date. The obligation of the Company hereunder to issue and sell the Put Preferred Shares to each Buyer at the Put Closing is subject to the satisfaction, at or before the Put Closing Date, of each of the following conditions, provided that these conditions are for the Company's sole benefit and may be waived by the Company at any time in its sole discretion by providing each Buyer with prior written notice thereof:

               (i) Such Buyer shall have delivered to the Company the Purchase Price for the Put Preferred Shares being purchased by such Buyer at the Put Closing by wire transfer of immediately available funds pursuant to the wire instructions provided by the Company.

               (ii) The representations and warranties of such Buyer shall be true and correct in all material respects as of the date when made and as of the Put Closing Date as though made at that time (except for representations and warranties that speak as of a specific date), and such Buyer shall have performed, satisfied and complied in all material respects with the covenants, agreements and conditions required by the Transaction Documents to be performed, satisfied or complied with by such Buyer at or prior to the Put Closing Date.

        7.     CONDITIONS TO EACH BUYER'S OBLIGATION TO PURCHASE.

               a. Initial Closing Date. The obligation of each Buyer hereunder to purchase the Initial Preferred Shares at the Initial Closing is subject to the satisfaction, at or before the Initial Closing Date, of each of the following conditions, provided that these conditions are for each Buyer's sole benefit and may be waived by such Buyer at any time in its sole discretion:

               (i) The Company shall have executed each of the Transaction Documents, and delivered the same to such Buyer.

               (ii) The Certificate of Designations shall have been filed with the Secretary of State of the State of Delaware, and a copy thereof certified by such Secretary of State shall have been delivered to counsel for such Buyer.

               (iii) The Common Stock shall be authorized for quotation on the Nasdaq National Market, NYSE or AMEX, trading in the Common Stock issuable upon conversion of the Initial Preferred Shares to be traded on the Nasdaq National Market, NYSE or AMEX shall not have been suspended by the SEC, The Nasdaq Stock Market, Inc., NYSE or AMEX and all of the Conversion Shares issuable upon conversion of the Initial Preferred Shares to be sold at the Initial Closing shall be listed upon the Nasdaq National Market, NYSE or AMEX.

               (iv) The representations and warranties of the Company shall be true and correct in all material respects (except to the extent that any of such representations and warranties is already qualified as to materiality in Section 3 above, in which case, such representations and warranties shall be true and correct without further qualification) as of the date when made and as of the Initial Closing Date as though made at that time (except for representations and warranties that speak as of a specific date) and the Company shall have performed, satisfied and complied in all material respects with the covenants, agreements and conditions required by the Transaction Documents to be performed, satisfied or complied with by the Company at or prior to the Initial Closing Date. Such Buyer shall have received a certificate, executed by the Chief Executive Officer of the Company, dated as of the Initial Closing Date, to the foregoing effect and as to such other matters as may be reasonably requested by such Buyer including, without limitation, an update as of the Initial Closing Date regarding the representation contained in Section 3(c) above.

               (v) Such Buyer shall have received the opinion of the Company's counsel dated as of the Initial Closing Date, in form, scope and substance reasonably satisfactory to such Buyer and in substantially the form of Exhibit C attached hereto.

               (vi) The Company shall have executed and delivered to such Buyer the Stock Certificates (in such denominations as such Buyer shall request) for the Initial Preferred Shares being purchased by such Buyer at the Initial Closing.

               (vii) The Board of Directors of the Company shall have adopted resolutions consistent with Section 3(b)(ii) above and in a form reasonably acceptable to such Buyer (the "RESOLUTIONS").

               (viii) As of the Initial Closing Date, the Company shall have reserved out of its authorized and unissued Common Stock, solely for the purpose of effecting the conversion of the Preferred Shares, at least 5,624,000 shares of Common Stock.

               (ix) The Irrevocable Transfer Agent Instructions, in the form of Exhibit D attached hereto, shall have been delivered to and acknowledged in writing by the Company's transfer agent.

               (x) The Company shall have delivered to such Buyer a certificate evidencing the incorporation and good standing of the Company and each subsidiary in such corporation's state of incorporation issued by the Secretary of State of such state of incorporation as of a date within 10 days of the Initial Closing.

               (xi) The Company shall have delivered to such Buyer a secretary's certificate certifying as to (a) the resolutions, (b) the Certificate of Incorporation and (c) Bylaws, each as in effect at the Initial Closing.

               (xii) The Company shall have delivered to such Buyer such other documents relating to the transactions contemplated by the Transaction Documents as such Buyer or its counsel may reasonably request.

               b. Additional Closing Dates. The obligation of each Buyer hereunder to purchase the Additional Preferred Shares at each of the Additional Closings is subject to the satisfaction, at or before the Additional Closing Dates, of each of the following conditions, provided that these conditions are for each Buyer's sole benefit and may be waived by such Buyer at any time in its sole discretion:

               (i) The Certificate of Designations shall be in full force and effect and shall not have been amended since the Initial Closing Date, and a copy thereof certified by the Secretary of State of the State of Delaware shall have been delivered to such Buyer.

               (ii) The Common Stock shall be authorized for quotation on the Nasdaq National Market, NYSE or AMEX, trading in the Common Stock issuable upon conversion of the Additional Preferred Shares to be traded on the Nasdaq National Market, NYSE or AMEX shall not have been suspended by the SEC, The Nasdaq Stock Market, Inc., NYSE or AMEX and all of the Conversion Shares issuable upon conversion of the Additional Preferred Shares to be sold at such Additional Closing shall be listed upon the Nasdaq National Market, NYSE or AMEX.

               (iii) The representations and warranties of the Company shall be true and correct in all material respects (except to the extent that any of such representations and warranties is already qualified as to materiality in Section 3 above, in which case, such representations and warranties shall be true and correct without further qualification) as of the date when made and as of the respective Additional Closing Date as though made at that time (except for representations and warranties that speak as of a specific date) and the Company shall have performed, satisfied and complied in all material respects with the covenants, agreements and conditions required by the Transaction Documents to be performed, satisfied or complied with by the Company at or prior to the respective Additional Closing Date. Such Buyer shall have received a certificate, executed by the Chief Executive Officer of the Company, dated as of such Additional Closing Date, to the foregoing effect and as to such other matters as may be reasonably requested by such Buyer including, without limitation, an update as of such Additional Closing Date regarding the representation contained in Section 3(c) above.

               (iv) Such Buyer shall have received the opinion of the Company's counsel dated as of such Additional Closing Date, in form, scope and substance reasonably satisfactory to such Buyer and in substantially the form of Exhibit C attached hereto.

               (v) The Company shall have executed and delivered to such Buyer the Stock Certificates (in such denominations as such Buyer shall request) for the Additional Preferred Shares being purchased by such Buyer at such Additional Closing.

               (vi) The Board of Directors of the Company shall have adopted, and shall not have amended, the Resolutions in a form reasonably acceptable to such Buyer.

               (vii) As of such Additional Closing Date, the Company shall have reserved out of its authorized and unissued Common Stock, solely for the purpose of effecting the conversion of the Preferred Shares, a number of shares of Common Stock equal to at least 150% of the number of shares of Common Stock which would be issuable upon conversion in full of the then outstanding Preferred Shares, including for such purposes any Preferred Shares to be issued at such Additional Closing.

               (viii) The Irrevocable Transfer Agent Instructions, in the form of Exhibit D attached hereto, shall have been delivered to and acknowledged in writing by the Company's transfer agent.

               (ix) The Company shall have delivered to such Buyer a certificate evidencing the incorporation and good standing of the Company and each subsidiary in such corporation's state of incorporation issued by the Secretary of State of such state of incorporation as of a date within 10 days of such Additional Closing.

               (x) The Company shall have delivered to such Buyer a secretary's certificate certifying as to (a) the resolutions, (b) the Certificate of Incorporation and (c) Bylaws, each as in effect at the Additional Closing.

               (xi) During the period beginning on the Additional Share Notice Date and ending on and including the Additional Closing Date, the Company shall have delivered Conversion Shares upon conversion of the Preferred Shares on a timely basis as set forth in Section 2(f)(ii) of the Certificate of Designations.

               (xii) The Company shall have delivered to such Buyer such other documents relating to the transactions contemplated by this Agreement as such Buyer or its counsel may reasonably request.

               c. Put Closing Date. The obligation of each Buyer hereunder to purchase the Put Preferred Shares at the Put Closing is subject to the satisfaction, at or before the Put Closing Date, of each of the following conditions, provided that these conditions are for each Buyer's sole benefit and may be waived by such Buyer at any time in its sole discretion:

               (i) The Company shall have complied with the requirements of
        Section 1(d) and all of the Put Notice Conditions set forth in Section 1(e) shall have been satisfied.

               (ii) The Certificate of Designations shall be in full force and effect and shall not have been amended since the Put Closing Date, and a copy thereof certified by the Secretary of State of the State of Delaware shall have been delivered to such Buyer.

               (iii) The Common Stock shall be authorized for quotation on the Nasdaq National Market, NYSE or AMEX, trading in the Common Stock issuable upon conversion of the Put Preferred Shares to be traded on the Nasdaq National Market, NYSE or AMEX shall not have been suspended by the SEC, The Nasdaq Stock Market, Inc., NYSE or AMEX and all of the Conversion Shares issuable upon conversion of the Put Preferred Shares to be sold at the Put Closing shall be listed upon the Nasdaq National Market, NYSE or AMEX.

               (iv) The representations and warranties of the Company shall be true and correct in all material respects (except to the extent that any of such representations and warranties is already qualified as to materiality in Section 3 above, in which case, such representations and warranties shall be true and correct without further qualification) as of the date when made and as of the Put Closing Date as though made at that time (except for representations and warranties that speak as of a specific date) and the Company shall have performed, satisfied and complied in all material respects with the covenants, agreements and conditions required by the Transaction Documents to be performed, satisfied or complied with by the Company at or prior to the Put Closing Date. Such Buyer shall have received a certificate, executed by the Chief Executive Officer of the Company, dated as of the Put Closing Date, to the foregoing effect and as to such other matters as may be reasonably requested by such Buyer including, without limitation, an update as of the Put Closing Date regarding the representation contained in Section 3(c) above.

               (v) Such Buyer shall have received the opinion of the Company's counsel dated as of the Put Closing Date, in form, scope and substance reasonably satisfactory to such Buyer and in substantially the form of Exhibit C attached hereto.

               (vi) The Company shall have executed and delivered to such Buyer the Stock Certificates (in such denominations as such Buyer shall request) for the Put Preferred Shares being purchased by such Buyer at the Put Closing.

               (vii) The Board of Directors of the Company shall have adopted, and shall not have amended, the Resolutions in a form reasonably acceptable to such Buyer.

               (viii) As of the Put Closing Date, the Company shall have reserved out of its authorized and unissued Common Stock, solely for the purpose of effecting the conversion of the Preferred Share, a number of shares of Common Stock equal to at least 150% of the number of shares of Common Stock which would be issuable upon conversion of the then outstanding Preferred Shares, including for such purposes any Preferred Shares to be issued at such Put Closing.

               (ix) The Irrevocable Transfer Agent Instructions, in the form of Exhibit D attached hereto, shall have been delivered to and acknowledged in writing by the Company's transfer agent.

               (x) The Company shall have delivered to such Buyer a certificate evidencing the incorporation and good standing of the Company and each subsidiary in such corporation's state of incorporation issued by the Secretary of State of such state of incorporation as of a date within 10 days of the Put Closing.

               (xi) The Company shall have delivered to such Buyer a secretary's certificate certifying as to (a) the resolutions, (b) the Certificate of Incorporation and (c) Bylaws, each as in effect at the Put Closing.

               (xii) The Company shall have delivered to such Buyer such other documents relating to the transactions contemplated by this Agreement as such Buyer or its counsel may reasonably request.

        8. INDEMNIFICATION. In consideration of each Buyer's execution and delivery of the Transaction Documents and acquiring the Securities thereunder and in addition to all of the Company's other obligations under the Transaction Documents, the Company shall defend, protect, indemnify and hold harmless each Buyer and each other holder of the Securities and all of their officers, directors, employees and agents (including, without limitation, those retained in connection with the transactions contemplated by this Agreement) (collectively, the "INDEMNITEES") from and against any and all actions, causes of action, suits, claims, losses, costs, penalties, fees, liabilities and damages, and expenses in connection therewith (irrespective of whether any such Indemnitee is a party to the action for which indemnification hereunder is sought), and including reasonable attorneys' fees and disbursements (the "INDEMNIFIED LIABILITIES"), incurred by any Indemnitee as a result of, or arising out of, or relating to (a) any misrepresentation or breach of any representation or warranty made by the Company in the Transaction Documents, the Certificate of Designations or any other certificate, instrument or document contemplated hereby or thereby, (b) any breach of any covenant, agreement or obligation of the Company contained in the Transaction Documents, the Certificate of Designations or any other certificate, instrument or document contemplated hereby or thereby, or (c) any cause of action, suit or claim brought or made against such Indemnitee and arising out of or resulting from the execution, delivery, performance or enforcement of this Agreement or any other instrument, document or agreement executed pursuant hereto by any of the Indemnitees, any transaction financed or to be financed in whole or in part, directly or indirectly, with the proceeds of the issuance of the Securities or the status of such Buyer or holder of the Securities as an investor in the Company. To the extent that the foregoing undertaking by the Company may be unenforceable for any reason, the Company shall make the maximum contribution to the payment and satisfaction of each of the Indemnified Liabilities which is permissible under applicable law.

        9.     GOVERNING LAW; MISCELLANEOUS.

               a. Governing Law. This Agreement shall be governed by and interpreted in accordance with the laws of the State of New York without regard to the principles of conflict of laws. Each party hereby irrevocably submits to the non-exclusive jurisdiction of the state and federal courts sitting the City of New York, borough of Manhattan, for the adjudication of any dispute hereunder or in connection herewith or with any transaction contemplated hereby or discussed herein, and hereby irrevocably waives, and agrees not to assert in any suit, action or proceeding, any claim that it is not personally subject to the jurisdiction of any such court, that such suit, action or proceeding is brought in an inconvenient forum or that the venue of such suit, action or proceeding is improper. Each party hereby irrevocably waives personal service of process and consents to process being served in any such suit, action or proceeding by mailing a copy thereof to such party at the address for such notices to it under this Agreement and agrees that such service shall constitute good and sufficient service of process and notice thereof. Nothing contained herein shall be deemed to limit in any way any right to serve process in any manner permitted by law. If any provision of this Agreement shall be invalid or unenforceable in any jurisdiction, such invalidity or unenforceability shall not affect the validity or enforceability of the remainder of this Agreement in that jurisdiction or the validity or enforceability of any provision of this Agreement in any other jurisdiction.

               b. Counterparts. This Agreement may be executed in two or more identical counterparts, all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each party and delivered to the other party. In the event any signature page is delivered by facsimile transmission, the party using such means of delivery shall cause four (4) additional original executed signature pages to be physically delivered to the other party within five (5) days of the execution and delivery hereof.

               c. Headings. The headings of this Agreement are for convenience of reference and shall not form part of, or affect the interpretation of, this Agreement.

               d. Severability. If any provision of this Agreement shall be invalid or unenforceable in any jurisdiction, such invalidity or unenforceability shall not affect the validity or enforceability of the remainder of this Agreement in that jurisdiction or the validity or enforceability of any provision of this Agreement in any other jurisdiction.

               e. Entire Agreement; Amendments. This Agreement supersedes all other prior oral or written agreements between the Buyers, the Company, their affiliates and persons acting on their behalf with respect to the matters discussed herein, and this Agreement and the instruments referenced herein contain the entire understanding of the parties with respect to the matters covered herein and therein and, except as specifically set forth herein or therein, neither the Company nor any Buyer makes any representation, warranty, covenant or undertaking with respect to such matters. No provision of this Agreement may be amended other than by an instrument in writing signed by the Company and the holders of at least two-thirds (2/3) of the Preferred Shares then outstanding, and no provision hereof may be waived other than by an instrument in writing signed by the party against whom enforcement is sought. No such amendment shall be effective to the extent that it applies to less than all of the holders of the Preferred Shares then outstanding.

               f. Notices. Any notices consents, waivers or other communications required or permitted to be given under the terms of this Agreement must be in writing and will be deemed to have been delivered (i) upon receipt, when delivered personally; (ii) upon receipt, when sent by facsimile (provided confirmation of transmission is mechanically generated and kept on file by the sending party); (iii) three (3) days after being sent by U.S. certified mail, return receipt requested, or (iv) one (1) day after deposit with a nationally recognized overnight delivery service, in each case properly addressed to the party to receive the same. The addresses and facsimile numbers for such communications shall be:

        If to the Company:

               Cell Genesys, Inc.
               342 Lakeside Drive
               Foster City, California 94404
               Telephone:  650-425-4400
               Facsimile:  650-358-0230
               Attention:  Chief Financial Officer

        With a copy to:

               Wilson Sonsini Goodrich & Rosati
               650 Page Mill Road
               Palo Alto, California 94304-1050
               Telephone:  650-493-9300
               Facsimile:  650-493-6811
               Attention:  Trevor J. Chaplick, Esq.

        If to the Transfer Agent:

               Boston Equiserve
               150 Royall Street
               Canton, Massachusetts 02021
               Telephone:     781-545-2000
               Facsimile:     781-545-2548
               Attention:     Greg Bartek, Mail Stop 450262

        If to a Buyer, to its address and facsimile number on the Schedule of Buyers, with copies to such Buyer's representatives as set forth on the Schedule of Buyers.

        Each party shall provide five (5) days' prior written notice to the other party of any change in address or facsimile number.

               g. Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors and assigns, including any purchasers of the Preferred Shares. The Company shall not assign this Agreement or any rights or obligations hereunder without the prior written consent of the holders of two-thirds (2/3) of the Preferred Shares then outstanding including by merger or consolidation, except pursuant to a Major Transaction (as defined in Section 3(c) of the Certificate of Designations) in compliance with Section 3 of the Certificate of Designations. A Buyer may assign some or all of its rights hereunder to affiliates or associates of such Buyer, without the consent of the Company, and to others, with the consent of the Company; provided, however, that any such assignment shall not release such Buyer from its obligations hereunder unless such obligations are assumed by such assignee and the Company has consented to such assignment and assumption.

               h. No Third Party Beneficiaries. This Agreement is intended for the benefit of the parties hereto and their respective permitted successors and assigns, and is not for the benefit of, nor may any provision hereof be enforced by, any other person.

               i. Survival. Unless this Agreement is terminated under Section 9(l), the representations and warranties of the Company and the Buyers contained in Sections 2 and 3, the agreements and covenants set forth in Sections 4, 5 and 9, and the indemnification provisions set forth in Section 8, shall survive each of the Closings. Each Buyer shall be responsible only for its own representations, warranties, agreements and covenants hereunder.

               j. Publicity. The Company and one representative selected by the Buyers shall have the right to approve before issuance any press releases or any other public statements with respect to the transactions contemplated hereby; provided, however, that the Company shall be entitled, without the prior approval of any Buyer, to make any press release or other public disclosure with respect to such transactions as is required by applicable law and regulations (although each Buyer shall be consulted by the Company in connection with any such press release or other public disclosure prior to its release and shall be provided with a copy thereof).

               k. Further Assurances. Each party shall do and perform, or cause to be done and performed, all such further acts and things, and shall execute and deliver all such other agreements, certificates, instruments and documents, as the other party may reasonably request in order to carry out the intent and accomplish the purposes of this Agreement and the consummation of the transactions contemplated hereby.

               l. Termination. In the event that the Initial Closing shall not have occurred with respect to a Buyer on or before three (3) business days from the date hereof due to the Company's or such Buyer's failure to satisfy the conditions set forth in Sections 6 and 7 above (and the nonbreaching party's failure to waive such unsatisfied condition(s)), the nonbreaching party shall have the option to terminate this Agreement with respect to such breaching party at the close of business on such date without liability of any party to any other party; provided, however, that if this Agreement is terminated pursuant to this Section 9(l), the Company shall remain obligated to reimburse the non-breaching Buyers for the expenses described in Section 4(i) above.

               m. Placement Agent. Each of the Company and the Buyers, on their own behalf, acknowledges that it has not engaged a placement agent in connection with the sale of the Preferred Shares.

               n. No Strict Construction. The language used in this Agreement will be deemed to be the language chosen by the parties to express their mutual intent, and no rules of strict construction will be applied against any party.

        IN WITNESS WHEREOF, the Buyers and the Company have caused this Securities Purchase Agreement to be duly executed as of the date first written above.

COMPANY:                            BUYERS:

CELL GENESYS, INC.                  NELSON PARTNERS


By:  /s/ KATHLEEN SEREDA GLAUB      By:  /s/ NITIN AGGARWAL
   ----------------------------        --------------------------
Name:    Kathleen Sereda Glaub      Name:  Anne Dupuy
     --------------------------
Its:     Senior V.P. and C.F.O.     Its:   Officer
     --------------------------


                                    OLYMPUS SECURITIES, LTD.



                                    By:  /s/ NITIN AGGARWAL
                                       ----------------------------------------
                                    Name:       Anne Dupuy
                                    Its:        Alternate Director



                                    THEMIS PARTNERS L.P.
                                       By:  Promethean Investment Group L.L.C.
                                       Its:   General Partner


                                    By:   /s/ JAMES F. O'BRIEN, JR.
                                       ----------------------------------------
                                       Name:    James F. O'Brien, Jr.
                                       Its:     President



                                    HERACLES FUND
                                       By:  Promethean Investment Group L.L.C.
                                       Its:   Investment Advisor



                                    By: /s/ JAMES F. O'BRIEN, JR.
                                       ----------------------------------------
                                       Name:    James F. O'Brien, Jr.
                                       Its:     President

                                  LEONARDO, L.P.
                                     By:  Angelo, Gordon & Co., L.P.
                                     Its:   General Partner


                                  By:  /s/ Michael L. Gordon
                                     ----------------------------------------
                                     Name:    Michael L. Gordon
                                     Its:     Chief Operating Officer



                                  GAM ARBITRAGE INVESTMENTS, INC.
                                     By:    Angelo, Gordon & Co., L.P.
                                     Its:   Investment Advisor


                                  By:  /s/ Michael L. Gordon
                                     ----------------------------------------
                                     Name:    Michael L. Gordon
                                     Its:     Chief Operating Officer



                                  AG SUPER FUND INTERNATIONAL
                                     PARTNERS, L.P.
                                     By:    Angelo, Gordon & Co., L.P.
                                     Its:   General Partner


                                  By: /s/ Michael L. Gordon
                                     ----------------------------------------
                                     Name:    Michael L. Gordon
                                     Its:     Chief Operating Officer



                                  RAPHAEL, L.P.


                                  By: /s/ Michael L. Gordon
                                     ----------------------------------------
                                     Name:    Michael L. Gordon
                                     Its:     Chief Operating Officer

                                  RAMIUS FUND, LTD.
                                     By:  AG Ramius Partners, L.L.C.
                                     Its:   Investment Advisor


                                  By: /s/ Michael L. Gordon
                                     ----------------------------------------
                                     Name:    Michael L. Gordon
                                     Its:     Managing Officer



                                  HALIFAX FUND, L.P.
                                     By:  The Palladin Group
                                     Its:   Investment Manager

                                     By:  Palladin Capital Management LLC
                                     Its:   General Partner

                                  By: /s/ Andrew Kaplan
                                     ----------------------------------------
                                     Name:    Andrew Kaplan
                                     Its:     Authorized Representative




                                  COLONIAL PENN LIFE INSURANCE
                                  COMPANY

                                     By:  The Palladin Group
                                     Its:   Investment Manager

                                     By:  Palladin Capital Management LLC
                                     Its:   General Partner

                                  By: /s/ Andrew Kaplan
                                     ----------------------------------------
                                     Name:    Andrew Kaplan
                                     Its:     Authorized Representative

                               SCHEDULE OF BUYERS



                                                          NUMBER OF
                                                           INITIAL
                               INVESTOR ADDRESS           PREFERRED   INVESTOR'S REPRESENTATIVES' ADDRESS
    INVESTOR NAME            AND FACSIMILE NUMBER          SHARES        AND FACSIMILE NUMBER
-------------------    ------------------------------     ---------  ------------------------------------
Nelson Partners        c/o Leeds Management Services         247     Citadel Investment Group, L.L.C.
                       129 Front Street, 5th Floor                   225 West Washington Street
                       Hamilton HM12 Bermuda                         Chicago, Illinois  60606
                       Attn:  Anne Dupuy                             Attention: Benjamin Kopin
                       Facsimile: (441) 292-2239                     Kenneth C. Griffin
                                                                     Facsimile: (312) 368-4347

Olympus Securities,    c/o Leeds Management Services         303     Citadel Investment Group, L.L.C.
Ltd.                   129 Front Street, 5th Floor                   225 West Washington Street
                       Hamilton HM12 Bermuda                         Chicago, Illinois 60606
                       Attn:  Anne Dupuy                             Attention: Benjamin Kopin
                       Facsimile: (441) 292-2239                     Kenneth C. Griffin
                                                                     Facsimile: (312) 368-4347

Themis Partners L.P.   c/o Promethean Investment Group,
                       L.L.C                                 175     Promethean Investment Group, L.L.C.
                       40 West 57th Street, Suite 1520               40 West 57th Street, Suite 1520
                       New York, New York 10019                      New York, New York 10019
                       Attn: James F. O'Brien, Jr.                   Attn: James F. O'Brien, Jr.
                       Facsimile: 212-698-0505                              Thomas Lumsden
                                                                     Facsimile: 212-698-0505

                                                                     Katten Muchin & Zavis
                                                                     525 West Monroe, Suite 1600
                                                                     Chicago, Illinois  60661-3693
                                                                     Attn:  Robert J. Brantman, Esq.
                                                                     Facsimile:  312-902-1061

Heracles Fund          Bank of Bermuda (Cayman) Limited      175     Promethean Investment Group, L.L.C.
                       P.O. Box 513                                  40 West 57th Street, Suite 1520
                       3rd Floor British American Center             New York, New York 10019
                       Dr. Roy's Drive                               Attn: James F. O'Brien, Jr.
                       Georgetown, Grand Cayman                             Thomas Lumsden
                       Cayman Island, BWI                            Facsimile: 212-698-0505
                       Attn: Allen J. Bernardo
                       Facsimile: 809-949-7802                       Katten Muchin & Zavis
                                                                     525 West Monroe, Suite 1600
                                                                     Chicago, Illinois  60661-3693
                                                                     Attn:  Robert J. Brantman, Esq.
                                                                     Facsimile:  312-902-1061

Leonardo, L.P.         c/o Angelo, Gordon & Co., L.P.        365     Angelo, Gordon & Co., L.P.
                       245 Park Avenue - 26th Floor                  245 Park Avenue - 26th Floor
                       New York, New York  10167                     New York, New York 10167
                       Attn:  Gary Wolf                              Attn:  Gary Wolf
                       Facsimile:  212-867-6449                      Facsimile: 212-867-6449


                                                          NUMBER OF
                                                          INITIAL
                               INVESTOR ADDRESS           PREFERRED    INVESTOR'S REPRESENTATIVES' ADDRESS
    INVESTOR NAME            AND FACSIMILE NUMBER          SHARES         AND FACSIMILE NUMBER
--------------------   ------------------------------      --------- --------------------------------------
GAM Arbitrage          c/o Angelo, Gordon & Co., L.P.        25      Angelo, Gordon & Co., L.P.
Investments, Inc.      245 Park Avenue - 26th Floor                  245 Park Avenue - 26th Floor
                       New York, New York  10167                     New York, New York 10167
                       Attn:  Gary Wolf                              Attn:  Gary Wolf
                       Facsimile:  212-867-6449                      Facsimile: 212-867-6449

AG Super Fund          c/o Angelo, Gordon & Co., L.P.        25
International          245 Park Avenue - 26th Floor
Partners, L.P.         New York, New York  10167
                       Attn:  Gary Wolf
                       Facsimile:  212-867-6449

Raphael, L.P.          c/o Angelo, Gordon & Co., L.P.        50      Angelo, Gordon & Co., L.P.
                       245 Park Avenue - 26th Floor                  245 Park Avenue - 26th Floor
                       New York, New York  10167                     New York, New York 10167
                       Attn:  Gary Wolf                              Attn:  Gary Wolf
                       Facsimile:  212-867-6449                      Facsimile: 212-867-6449

Ramius Fund, Ltd.      c/o Angelo, Gordon & Co., L.P.        85      Angelo, Gordon & Co., L.P.
                       245 Park Avenue - 26th Floor                  245 Park Avenue - 26th Floor
                       New York, New York  10167                     New York, New York 10167
                       Attn:  Gary Wolf                              Attn:  Gary Wolf
                       Facsimile:  212-867-6449                      Facsimile: 212-867-6449

Halifax Fund, L.P.     c/o CITCO Fund Services, Ltd.         500     The Palladin Group
                       Corporate Center, West Bay Road               40 West 57th Street
                       P.O. Box 31106                                Suite 1500
                       SMB                                           New York, New York 10019
                       Grand Cayman, Cayman Islands                  Attn: Andrew Kaplan
                       Attn:  Patrick Agemian                        Facsimile: 212-698-0599
                       Facsimile:  (809) 949-3877

Colonial Penn Life     c/o The Palladin Group                50      The Palladin Group
Insurance Company      40 West 57th Street                           40 West 57th Street
                       Suite 1520                                    Suite 1500
                       New York, New York 10019                      New York, New York 10019
                       Attn: Andrew Kaplan                           Attn: Andrew Kaplan
                       Facsimile: 212-698-0599                       Facsimile: 212-698-0599


                            SCHEDULE OF UNDERWRITERS


ABN AMRO
A.G. Edwards & Sons Inc.
Bancamerica Robertson
BT Alex Brown
Cowen & Co.
Cruttendon Roth Incorporated
CS First Boston
Dain Bosworth Incorporated
Dean Witter
Deutsche Morgan Grenfell
Donaldson Lufkin & Jenrette
Fahnestock & Co. Inc.
Furman Selz Incorporated
Genesis Merchant Securities
Goldman Sachs & Co.
Hambrecht & Quist
Invermed Associates
Jeffries & Company, Inc.
J.P. Morgan & Company
Lehman Brothers
Merrill Lynch
Montgomery Securities
Morgan Stanley Co., Inc.
Needham & Company, Inc.
Oppenheimer & Co.
Pacific Growth Equities Inc.
Paine Webber
Piper Jaffray Inc.
Prudential Bache Securities
Punk Ziegel & Knoll
Raymond James & Associates, Inc.
Salomon Brothers
SBC Warburg/Dillon Read
Smith Barney
SoundView Financial Group, Inc.
Sutro & Co. Incorporated
UBS Securities, Inc.
Unterberg Harris
Vector Securities
Volpe, Welty & Company
Wedbush Morgan Securities

                                    SCHEDULES

SCHEDULE 3(a) ORGANIZATION AND QUALIFICATION

Cell Genesys, Inc.
Abgenix, Inc.
Somatix Therapy Corporation

SCHEDULE 3(c) CAPITALIZATION

CELL GENESYS, INC.

Included in outstanding shares are 2 million shares owned by Hoechst Marion Roussel; under the October 1995 collaboration agreement, registration rights are triggered for these shares and the 750,000 share warrant at the earlier of signing two additional collaboration agreements, or October 2000, and upon the filing of an S1, S2 or S3 registration statement.

GenPharm Convertible Note                             $15,000,000
   -Convertible at $9.00 per share
   -Reset provision after 2/28/98 at 115% of average closing price
            30 days preceding
   -Registration rights (including piggyback rights)
   -Notice requirement under piggyback rights

WARRANTS OUTSTANDING:                                              WARRANTS           STRIKE PRICE
---------------------                                              --------           ------------
Hoechst Marion Roussel                                              750,000              13.00
Legg Mason Special Investment Trust, Inc.                            58,587              10.39
Westcoast & Co.                                                     146,608              10.39
Stuart T. Weisbrod                                                    1,466              10.39
Quasar International Partners, C.V.                                  11,642              10.39
Oracle Institutional Partners, L.P.                                   3,018              10.39
Oracle Partners, L.P.                                                75,460              10.39
Sam Oracle Fund, Inc.                                                19,766              10.39
Larry N. Feinberg                                                     5,975              10.39
Robert S. Birch                                                       5,390              10.39
Aeneas Venture Corporation                                           80,850              10.39
Phoenix Partners, L.P.                                               27,489              10.39
Betje Partners, L.P.                                                  8,624              10.39
Morgens, Waterfall, Vintidiadis Investments                          17,787              10.39
Kingsley & Co.                                                       13,475              10.39
SBSF Biotechnology Fund, L.P.                                        40,425              10.39
Warburg Pincus Emerging Growth Fund                                  80,850              10.39
WHI Somatix Partners                                                 26,950              10.39
Merrill Lynch, Pierce, Fenner & Smith Inc.                            5,792               3.01
Merrill Lynch, Pierce, Fenner & Smith Inc.                            2,234               5.04
Merrill Lynch, Pierce, Fenner & Smith Inc.                           10,095               3.01


SCHEDULE 3(c) CAPITALIZATION CONTINUED

WARRANTS OUTSTANDING:                                               WARRANTS          STRIKE PRICE
---------------------                                               --------          ------------
Merrill Lynch, Pierce, Fenner & Smith Inc.                            2,234               5.04
Mark Fawer                                                            5,879               3.01
Mark Fawer                                                            2,266               5.04
Mark Fawer                                                            2,008               3.01
Steven Rosenfeld                                                     10,241               3.01
Steven Rosenfeld                                                      2,266               5.04
Steven Rosenfeld                                                      2,008               3.01
Martin Berman                                                         6,620               0.03
Susan Shenk                                                          16,550               0.03
TBD Ltd.                                                             33,101               0.03
Aberlyn Capital Management Limited Partnership                        4,812              18.18
Financing For Science International                                   7,434              18.33


All warrants have registration rights. Excluding the Hoechst Marion Roussel warrant, the warrants are subject to certain registration rights pursuant to the Somatix acquisition. The company plans to register the shares pursuant to these warrants under the S3 registration statement to be filed for the convertible preferred financing.

ABGENIX, INC.

Warrants $6.00 per share              121,667 shares of Series A Preferred Stock
Held by Cell Genesys, Inc.

$4 million convertible promissory note convertible at $6.00 per share Convertible at earlier 180 days after Abgenix IPO, July 14, 1999, or 20 business days after
Cell Genesys receives Abgenix notice to exercise prepayment option
Due July 14, 2000
Held by Cell Genesys, Inc.

$5 million convertible line of credit convertible at $6.00 per share Due at earlier of Abgenix IPO or June 30, 1998
Held by Cell Genesys, Inc.

Potential $4.5 million convertible note
Convertible at Abgenix option, post IPO, at IPO price or fair market value Guaranteed by Cell Genesys until IPO
Held by potential corporate partner

Potential private and public equity financings by Abgenix, Inc.
Potential redemption obligation under potential terms of private equity financings by Abgenix, Inc.

SCHEDULE 3(e) NO CONFLICTS

None

SCHEDULE 3(g) ABSENCE OF CERTAIN CHANGES

GenPharm Cross-License and Settlement Agreement March 27, 1997
Acquisition of Somatix Therapy Corporation May 30, 1997

SCHEDULE 3(h) ABSENCE OF LITIGATION

The Company is a party to three ongoing U.S. Patent Office interference proceedings:

        - Gene activation technology - This is a two-way interference involving Cell Genesys and Ares Serono. The Company's expenses in this interference are partly reimbursed by Hoechst Marion Roussel, a licensee to certain applications of Cell Genesys technology in this area.

        - Ex vivo gene therapy - This is a three-way interference involving Cell Genesys, Novartis and a third party. The Company's involvement in this interference is as a result of the acquisition of Somatix Therapy Corporation.

        - Chimeric receptor technology - This is currently a two-way interference involving Cell Genesys and the Weizmann Institute of Science (Rehovot, Israel). Previously, Cell
                Genesys, Massachusetts General Hospital and Hoechst Marion Roussel cross-licensed certain issued and pending patent claims involving chimeric receptor technology.

Given the size and breadth of its intellectual property portfolio in gene therapy, the Company anticipates that it may be a party to other interference proceedings in the future.

SCHEDULE 3(j) NO UNDISCLOSED EVENT, LIABILITIES, DEVELOPMENTS OR CIRCUMSTANCES

Under the collaborative agreement with Hoechst Marion Roussel dated October 1995, Hoechst Marion Roussel has the ability to terminate its commitment at any time two years after its anniversary date; under termination, Cell Genesys is entitled to certain wind down payments Cell Genesys' Officer Change In Control Agreements approved by Board of Directors 10/8/97 Potential private and public equity financings by Abgenix, Inc.

SCHEDULE 3(n) INTELLECTUAL PROPERTY RIGHTS

The Company is a party to three ongoing U.S. Patent Office interference proceedings:

        - Gene activation technology - This is a two-way interference involving Cell Genesys and Ares Serono. The Company's expenses in this interference are partly reimbursed by Hoechst Marion Roussel, a licensee to certain applications of Cell Genesys technology in this area.

        - Ex vivo gene therapy - This is a three-way interference involving Cell Genesys, Novartis and a third party. The Company's involvement in this interference is as a result of the acquisition of Somatix Therapy Corporation.

        - Chimeric receptor technology - This is currently a two-way interference involving Cell Genesys and the Weizmann Institute of Science (Rehovot, Israel). Previously, Cell

                Genesys, Massachusetts General Hospital and Hoechst Marion Roussel cross-licensed certain issued and pending patent claims involving chimeric receptor technology.

Given the size and breadth of its intellectual property portfolio in gene therapy, the Company anticipates that it may be a party to other interference proceedings in the future.

SCHEDULE 3(p) TITLE

Cell Genesys equipment leasehold leaselines
Abgenix equipment/leasehold leaselines
Cell Genesys Silicon Valley Bank loan for leasehold improvements
Abgenix Silicon Valley Bank loan for leasehold improvements

SCHEDULE 3(u) TAX STATUS

None

SCHEDULE 4(d) USE OF PROCEEDS

The net proceeds to the Company from the sale of the Preferred Stock offered hereby are estimated to be approximately $20 million and will be expended for the purposes of research, clinical trials and manufacturing, technology licensing and acquisitions, retirement of debt, redemption of the Company's and subsidiary's securities and general corporate purposes.